Exhibit 99.1

Contango Reports First Quarter Results

HOUSTON--(BUSINESS WIRE)--November 12, 2012--Contango Oil & Gas Company (NYSE MKT: MCF) reported revenues from sales of natural gas, oil and natural gas liquids for the three months ended September 30, 2012 of approximately $29.8 million, compared to $44.2 million for the same period last year. This decrease of $14.4 million was attributable to reduced production from our wells and lower prices received for natural gas, condensate, and natural gas liquids sales.

The table below sets forth average prices and daily production data in Mmcfed from our wells for the three months ended September 30, 2012 and September 30, 2011, and production as of November 1, 2012:

	Three Months Ended		As of
	September 30,	September 30,	November 1,
Production	2011	2012	2012
Dutch and Mary Rose Wells	63.1	54.2	63.9
Ship Shoal 263 Well (Nautilus)	7.7	3.5	2.5
Vermilion 170 Well (Swimmy)	2.3	10.5	13.3
Non-operated wells	0.4	-	-
	73.5	68.2	79.7

Average sales price ($/Mmcfe)	$6.54	$4.74

The Company reported a net loss attributable to common stock for the three months ended September 30, 2012 of approximately $27.5 million, or $1.80 per basic and diluted share. This compares to net income attributable to common stock for the three months ended September 30, 2011 of approximately $14.9 million, or $0.95 per basic share and diluted share, which includes a loss of approximately $0.7 million, or $0.04 per basic share and diluted share, attributable to discontinued operations from the sale of our Rexer #1 and Rexer-Tusa #2 wells in October 2011.

Brad Juneau, the Company’s President and Acting Chief Executive Officer, said, “Our results this quarter were negatively affected primarily by a combination of dry holes at our Eagle and Fang prospects, lower natural gas prices, impairment charges related to our Ship Shoal 263 well and the Eugene Island 24 platform, and an unusual amount of production downtime due to Hurricane Isaac and planned production enhancement work at Dutch and Mary Rose and Vermilion 170. At Dutch and Mary Rose, we installed additional flowlines for three wells and at Vermilion 170 we installed compression on the existing platform. Our reserves as of September 30, 2012 were approximately 195 billion cubic feet of natural gas, 3.1 million barrels of oil, and 5.8 million barrels of natural gas liquids, as estimated by our third party engineers.”

Mr. Juneau continued, “We do not expect to spud any new offshore prospects until midyear 2013 when permits on our existing six prospect inventory are expected to be approved. We intend to drill these prospects with a one rig program as soon as a rig is secured following permit approval. We will continue to participate in the Exaro Energy venture in the Jonah field, the Alta Energy venture in the Kaybob Duverynay play, and we are currently participating with a 25% working interest in a Tuscaloosa Marine Shale well near our existing 24,000 acre lease position. The cost for these onshore wells have largely been paid in advance, with approximately $51.2 million already advanced to the operators to cover our share of the drilling/leasing costs for the next several months.”

Our capital expenditure budget for the final nine months of fiscal year 2013 is approximately $119.9 million, consisting of the following:

  $22.7 million to pay for costs related to our Ship Shoal 134 (“Eagle”) dry hole. ($19.9 million of this was paid in October and November 2012)
  $22.7 million to pay for costs related to our South Timbalier 75 (“Fang”) dry hole. ($18.3 million of this was paid in October and November 2012)
  $4.3 million to pay for remaining leasehold costs and rental payments for the lease blocks bid on at the Central Gulf of Mexico Lease Sale 216/222. (paid in October 2012)
  $4.3 million to acquire acreage and drill a well in the TMS with Goodrich. (paid in October 2012)
  $5.3 million to complete laying flowlines and installing compression on our Eugene Island 11 and Vermilion 170 platforms.
  $20.0 million to drill one wildcat exploration well in the Gulf of Mexico.
  $33.7 million in Exaro Energy III LLC.
  $6.9 million in Alta Energy.

Should the Company have exploration success with any of its offshore exploration wells, our capital expenditure budget will be significantly increased. As of November 1, 2012, we had no debt, approximately $96.5 million of cash, and $40.0 million of unused borrowing capacity.

Below are the Company’s results of operations for the three months ended September 30, 2012 and 2011:

	Three Months Ended
	September 30,
	2012	2011
	(thousands, except per share amounts)
REVENUES:
Natural gas, oil and liquids sales	$29,765	$44,203
Total revenues	29,765	44,203
EXPENSES:
Operating expenses	6,464	5,889
Exploration expenses	44,984	24
Depreciation, depletion and amortization	9,566	10,956
Impairment of natural gas and oil properties	8,410	-
General and administrative expenses	2,580	2,248
Total expenses	72,004	19,117

Gain from investments in affiliates, net of tax of $88	164	-
Other income/(expense)	(12)	(77)

NET INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(42,087)	25,009
Income tax benefit (provision)	14,538	(9,423)
NET INCOME (LOSS) FROM CONTINUING OPERATIONS	(27,549)	15,586
Discontinued operations, net of income taxes	-	(682)
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCK	$(27,549)	$14,904
NET INCOME (LOSS) PER SHARE:
Basic
Continuing operations	$(1.80)	$0.99
Discontinued operations	-	(0.04)
Total	$(1.80)	$0.95
Diluted
Continuing operations	$(1.80)	$0.99
Discontinued operations	-	(0.04)
Total	$(1.80)	$0.95
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	15,292	15,639
Diluted	15,292	15,642

Below is a summary of the Company’s production data, average sales price received, and selected data per thousand cubic feet equivalent, for the three months ended September 30, 2012 and 2011:

	Three Months Ended September 30,
	2012	2011	Change
	(thousands, except percent change, average sales
	price and selected data per Mcfe)
Production:
Natural gas (million cubic feet)	4,767	5,159	(8)%
Oil and condensate (thousand barrels)	101	131	(23)%
Natural gas liquids (thousand gallons)	6,287	5,710	10%
Total (million cubic feet equivalent)	6,271	6,761	(7)%

Natural gas (million cubic feet per day)	51.8	56.1	(8)%
Oil and condensate (thousand barrels per day)	1.1	1.4	(23)%
Natural gas liquids (thousand gallons per day)	68.3	62.1	10%
Total (million cubic feet equivalent per day)	68.2	73.5	(7)%
Average Sales Price:
Natural gas (per thousand cubic feet)	$2.95	$4.28	(31)%
Oil and condensate (per barrel)	$105.31	$105.55	*
Natural gas liquids (per gallon)	$0.80	$1.44	(44)%
Total (per thousand cubic feet equivalent)	$4.74	$6.54	(28)%
Selected Data per Mcfe:
Lease operating expenses	$1.03	$0.87	18%
General and administrative expenses	$0.41	$0.33	24%
Depreciation, depletion and amortization of natural gas and oil properties	$1.50	$1.60	(6)%

* Less than 1%

Contango is a Houston-based, independent natural gas and oil company. The Company’s business is to explore, develop, produce and acquire natural gas and oil properties onshore and offshore in the Gulf of Mexico. Additional information can be found on our web page at www.contango.com.

This press release contains forward-looking statements regarding Contango that are intended to be covered by the safe harbor "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995, based on Contango’s current expectations and includes statements regarding acquisitions and divestitures, estimates of future production, future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as "expects", “projects”, "anticipates", "plans", "estimates", "potential", "possible", "probable", or "intends", or stating that certain actions, events or results "may", "will", "should", or "could" be taken, occur or be achieved). Statements concerning oil and gas reserves also may be deemed to be forward looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; risks associated with derivative positions; inability to realize expected value from acquisitions, inability of our management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect Contango’s operations or financial results are included in Contango’s other reports on file with the Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Contango does not assume any obligation to update forward-looking statements should circumstances or management's estimates or opinions change.

CONTACT:
Contango Oil & Gas Company
Sergio Castro, (713) 960-1901
www.contango.com